RESTATED
                          EQUITABLE OF IOWA COMPANIES
                          EXECUTIVE SEVERANCE PAY PLAN

                                                               Exhibit 10(a)(i)

      1. The Chairman, President, Secretary and Treasurer of Equitable of Iowa Companies (the "Company") shall be eligible employees. In addition, such officers of the Company or any subsidiary of the Company as designated by the Chief Executive Officer and approved by the Compensation Committee shall also be eligible employees. The Company and its subsidiaries are collectively referred to herein as the "Companies".

      2. Each eligible employee whose employment is terminated as provided below shall be paid severance pay in the total amount of one year's base annual salary at the level in effect on the date of termination of employment, plus the average of the bonuses earned by the eligible employee for the most recent two full plan years under the Company's Key Employee Incentive Plan. If the eligible employee has not been a participant in the Key Employee Incentive Plan for a full two years, then the amount added to the base annual salary with respect to the Key Employee Incentive Plan shall be the percentage of base annual salary at the "target level" under each performance goal established under the Key Employee Incentive Plan for the year in which termination occurs.

      3. Severance pay benefits will be paid to eligible employees whose employment is terminated by one of the Companies and will be paid in twenty-four semi-monthly installments, with each payment equal to one-twenty-fourth of the amount determined under paragraph 2 above. The first payment shall be made on the first payroll date of Equitable Life Insurance Company of Iowa following termination of employment that covers the first payroll period during which the eligible employee was not, at any time, an employee. Each of the remaining twenty-three payments shall be made on each subsequent payroll date thereafter. Employee health insurance and group life insurance benefit plans will be continued during such payment period. Any amounts received from other employment during this benefit period will be deducted from and reduce the severance pay benefits otherwise payable.

      4. No severance payments will be due employees (i) terminated after age 65, (ii) terminated for just cause, (iii) receiving similar benefit under written employment contracts, (iv) receiving disability or retirement benefits from Equitable of Iowa Companies or a subsidiary, or (v) who voluntarily resign.

      5. Notwithstanding any other provisions, each eligible employee will be entitled to receive the total benefit under the plan (reduced by compensation from other employment) upon termination of employment for any reason within one year (two years in the case of officers of Equitable of Iowa Companies and other officers of the Companies as designated by the Chief Executive Officer of Equitable of Iowa Companies) following a change of control of the Company.




      6. A "change of control" of the Company shall be deemed to have occurred if: (i) any change of control occurs of a nature that would be required to be disclosed in response to Item 6(e) of Regulation 14A of the Securities Exchange Act of 1934; (ii) any person or entity owns 25% or more of the combined voting power of the Company's then outstanding securities unless thereafter the Board of Directors of the Company adopts a resolution to the effect that this provision is inoperable; (iii) any person or entity acquires 50% or more of the combined voting power of the Company's then outstanding securities; or (iv) there shall have been a change in the composition of the Board of Directors of the Company such that any time a majority of the Board of Directors of the Company shall have been members of the Board of Directors for less than 24 months, unless the election of each new director who was not a director at the beginning of the period was approved or recommended by at least two-thirds of the directors then still in office who were directors at the beginning of such period.

      7. In the event of the death of the eligible employee during the period he or she is receiving payments pursuant to paragraph 3 above, the eligible employee's designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to the eligible employee's estate.

      8. All compensation payable to an employee shall be charged to the company employing the eligible employee on the date of termination.

      9. Participants may elect to reduce benefits otherwise payable in the event total benefits payable would result in additional taxes to the Companies, or any one of them, or an eligible employee under Internal Revenue Code of 1986 Section 280G.

                                 As amended through August 7, 1996.